Exhibit 99.3
Segment Financial Information

In Q1 2016, we began allocating stock-based compensation and “Other operating expense (income), net” to our segment results. In our segment results, these amounts are combined and titled “Stock-based compensation and other.” These revised segment results reflect the way the Company evaluates its business performance and manages its operations.
Two years of historical financial information on reportable segments and reconciliation to consolidated net income (loss) using the new segment presentation is as follows (in millions):

	Year Ended	Three Months Ended				Year Ended
	December 31, 2015	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
North America
Net sales	$63,708	$21,501	$15,006	$13,796	$13,406	$50,834
Segment operating expenses	60,957	20,498	14,478	13,093	12,889	49,542
Segment operating income (loss) before stock-based compensation and other	2,751	1,003	528	703	517	1,292
Stock-based compensation and other	1,326	367	342	355	263	932
Operating income (loss)	$1,425	$636	$186	$348	$254	$360
International
Net sales	$35,418	$11,841	$8,267	$7,565	$7,745	$33,510
Segment operating expenses	35,509	11,781	8,323	7,584	7,821	33,654
Segment operating income (loss) before stock-based compensation and other	(91)	60	(56)	(19)	(76)	(144)
Stock-based compensation and other	608	168	152	170	118	496
Operating income (loss)	$(699)	$(108)	$(208)	$(189)	$(194)	$(640)
AWS
Net sales	$7,880	$2,405	$2,085	$1,824	$1,566	$4,644
Segment operating expenses	6,017	1,718	1,564	1,433	1,301	3,984
Segment operating income (loss) before stock-based compensation and other	1,863	687	521	391	265	660
Stock-based compensation and other	356	107	93	86	70	202
Operating income (loss)	$1,507	$580	$428	$305	$195	$458
Consolidated
Net sales	$107,006	$35,747	$25,358	$23,185	$22,717	$88,988
Segment operating expenses	102,483	33,997	24,365	22,110	22,011	87,180
Segment operating income (loss) before stock-based compensation and other	4,523	1,750	993	1,075	706	1,808
Stock-based compensation and other	2,290	642	587	611	451	1,630
Operating income (loss)	2,233	1,108	406	464	255	178
Total non-operating income (expense)	(665)	(170)	(159)	(102)	(234)	(289)
Provision for income taxes	(950)	(453)	(161)	(266)	(71)	(167)
Equity-method investment activity, net of tax	(22)	(3)	(7)	(4)	(7)	37
Net income (loss)	$596	$482	$79	$92	$(57)	$(241)